EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-48609 of Waste Industries USA, Inc. on Form S-8 of our report dated April 11, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph as to the adoption of Statement of Financial Accounting Standards, No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003) appearing in this Annual Report on Form 10-K of Waste Industries USA, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

April 11, 2005